Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment on Form S-8 to Registration Statement No. 333-232696 on Form S-4 of Raytheon Technologies Corporation (formerly known as United Technologies Corporation) of our report dated February 6, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2019 Annual Report to Shareowners, which is incorporated by reference in United Technologies Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the incorporation by reference of our report dated February 6, 2020 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
April 6, 2020